Consent of Independent Accountants


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2004 relating to the financial statements and financial statement schedules of Consolidated Edison, Inc., which appears in the combined Annual Report on Form 10-K of Consolidated Edison, Inc., Consolidated Edison Company of New York, Inc. and Orange and Rockland Utilities, Inc. for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/  PRICEWATERHOUSECOOPERS LLP
     PRICEWATERHOUSECOOPERS LLP

New York, New York
April 5, 2004